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   As filed with the Securities and Exchange Commission on September 24, 1999
                                                     Registration No. 333-62541




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        -------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        -------------------------------


                              METRO NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 76-0505148
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)

                      2800 POST OAK BOULEVARD, SUITE 4000
                              HOUSTON, TEXAS 77056
                                 (703) 407-6000
                        (Address including Zip Code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                  METRO NETWORKS, INC. 1997 STOCK OPTION PLAN
                        NONQUALIFIED STOCK OPTION GRANTS
                            (Full title of the plan)

                              CHARLES I. BORTNICK
                                   PRESIDENT
                              METRO NETWORKS, INC.
                      2800 POST OAK BOULEVARD, SUITE 4000
                              HOUSTON, TEXAS 77056
                    (Name and address of agent for service)

                                 (703) 407-6000
         (Telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                              NEIL A. TORPEY, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 318-6000



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                    REMOVAL OF SECURITIES FROM REGISTRATION

       The Registration Statement on Form S-8 (Registration No. 333-62541) (the "Registration Statement") of Metro Networks, Inc., a Delaware corporation ("Metro"), pertaining to (a) 1,500,000 shares of Metro common stock, par value $.001 per share ("Metro Common Stock"), issuable upon exercise of options granted under the Metro 1997 Stock Option Plan and (b) 40,000 shares issuable upon exercise of nonqualified stock options granted to certain directors, to which this Post-Effective Amendment No. 1 relates, was declared effective by the Securities and Exchange Commission on August 31, 1998.

       On September 22, 1999, holders of Metro Common Stock, at their special meeting of stockholders, approved and adopted the Agreement and Plan of Merger, dated as of June 1, 1999 and amended as of August 20, 1999 (the "Merger Agreement"), among Metro, Copter Acquisition Corp. ("Merger Sub") and Westwood One, Inc., a Delaware corporation ("Westwood"), and the transactions contemplated thereby, including the right to receive shares of common stock of Westwood, par value $.01 per share ("Westwood Common Stock"), in exchange for their shares of Metro Common Stock. On September 22, 1999, holders of Westwood Common Stock, at their annual meeting of stockholders, approved the issuance of shares of Westwood Common Stock in the Merger (as defined below).

       The Merger Agreement provides, among other things, for the merger of Merger Sub with and into Metro, with Metro surviving such merger as a wholly owned subsidiary of Westwood (the "Merger"). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on September 22, 1999 (the "Effective Time").

       Pursuant to the Merger Agreement, each share of Metro Common Stock issued and outstanding immediately before the Effective Time (excluding those held by Metro, Westwood or Merger Sub), converted into the right to receive 1.5 shares of Westwood Common Stock. In addition, each share of Metro Common Stock was canceled and ceased to exist, and each outstanding option to purchase shares of Metro Common Stock was converted into an option to purchase shares of Westwood Common Stock.

       As a result of the Merger, Metro has terminated all offerings of Metro Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Metro in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Metro Common Stock which remain unsold at the termination of the offering, Metro hereby removes from registration all shares of Metro Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and pursuant to Rule 478 under the Securities Act, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 24, 1999.

                                      METRO NETWORKS, INC.


                                      By:           /s/ Shane E. Coppola
                                         -------------------------------------
                                              Name:  Shane E. Coppola
                                              Title:  Executive Vice President


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